UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2007

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

14901 Bogle Drive
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/__/	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/__/	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/__/	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/__/	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

          On November 12, 2007, Intersections Inc., a Delaware corporation (the “Company”), announced that it had entered into a Stock Purchase Agreement dated November 9, 2007 with Net Enforcers, Inc., a Florida corporation (“Net Enforcers”) and Joseph C. Loomis, a Florida resident and the sole shareholder of Net Enforcers (“Loomis”) (the “Stock Purchase Agreement”), pursuant to which the Company, subject to the terms and conditions of the Stock Purchase Agreement (including satisfaction or waiver of the closing conditions set forth therein), shall purchase from Loomis one hundred percent (100%) of the outstanding common stock of Net Enforcers (the “Acquisition”). Immediately following the Acquisition, Net Enforcers shall be a wholly-owned subsidiary of the Company. Pursuant to the Stock Purchase Agreement, the closing of the transactions contemplated by the Stock Purchase Agreement will occur within three (3) business days following satisfaction or waiver of the closing conditions set forth in the Stock Purchase Agreement. The Company expects the Acquisition to close (subject to satisfaction of closing conditions set forth in the Stock Purchase Agreement) in the fourth quarter of fiscal year 2007.

          The purchase price to be paid in connection with the Acquisition to Loomis to purchase Net Enforcers common stock is approximately $14 million in cash, less any unpaid indebtedness and transaction expenses of Net Enforcers or Loomis as of the closing date. The purchase price may also be decreased to the extent that Net Enforcers’ closing cash amounts, debt, working capital and net assets as of the closing date are less than specific target amounts set forth in the Stock Purchase Agreement and increased to the extent that Net Enforcers’ working capital as of the closing date is greater than a specific target amount set forth in the Stock Purchase Agreement. Furthermore, as set forth in the Stock Purchase Agreement, additional cash earnout payments may be made based on specific EBITDA and net revenue targets over the course of any twelve (12)-month period during the first five (5) years following the consummation of the Acquisition, up to an aggregate total of $3,500,000 (the “Earnout”). In addition, pursuant to the Stock Purchase Agreement, the first $1,500,000 of the Earnout payable in connection with the Acquisition to Loomis (the “Holdback Amount”) will be retained by the Company as security for any required repayments by Loomis in connection with any purchase price adjustment that results in a decrease in the purchase price and for the indemnification obligations of Loomis set forth in the Stock Purchase Agreement. The remaining balance of the Holdback Amount in excess of amounts used to satisfy any purchase price adjustment and satisfy certain indemnification claims against Loomis will be distributed to Loomis thirty (30) days following the third (3rd) anniversary of the filing of a specific tax return, as more fully described in the Stock Purchase Agreement.

          The consummation of the Acquisition is subject to certain customary closing conditions, including a condition that there not have occurred any material adverse effect on Net Enforcers between the date of the Stock Purchase Agreement and the closing of the Acquisition, and a condition requiring the delivery of a release and intellectual property assignment agreement by a former employee of Net Enforcers.

          The Stock Purchase Agreement contains certain customary representations and warranties of the parties. The Stock Purchase Agreement also contains certain customary covenants, including covenants regarding the operation of Net Enforcers prior to closing, the prohibition against soliciting competing acquisition offers by Net Enforcers prior to closing, a covenant providing that Loomis will be subject to non-competition obligations, and the use of commercially reasonable efforts by each to cause the closing conditions set forth in the Stock Purchase Agreement to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party. In addition, Loomis has agreed to indemnify the Company against misrepresentations and breaches of representations, warranties and covenants, subject to certain limitations. In addition, the Stock Purchase Agreement provides that the Earnout and Holdback Amount may be used by the Company as a source of funds for satisfaction of the indemnification obligations of Loomis.

          The Stock Purchase Agreement contains termination rights in favor of both the Company and Net Enforcers upon the occurrence of certain events, including but not limited to the right of either party to terminate the Stock Purchase Agreement after 5:00 p.m. (Eastern Time) on December 31, 2007 if the Acquisition has not been consummated by such time and date and such failure is not caused by the failure of the terminating party to fulfill any obligation under the Stock Purchase Agreement.

          The Stock Purchase Agreement has been approved by the Board of Directors of the Company.

          The Company intends to finance the acquisition with advances under its outstanding credit facility, subject to the consent of the Company’s lender.

Item 7.01.   Regulation FD Disclosure

          A copy of the Company’s press release announcing the execution of the Stock Purchase Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. 99.1	Description Press release dated November 12, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2007

INTERSECTIONS INC. By: /s/ Madalyn Behneman Name: Madalyn Behneman Title: Principal Financial Officer

EXHIBIT INDEX

Exhibit No. 99.1	Description Press release dated November 12, 2007